UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 25, 2025

OHIO VALLEY BANC CORP.
(Exact Name of Registrant as Specified in Its Charter)

000-20914
(Commission File Number)

Ohio	31-1359191
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

420 THIRD AVENUE, PO BOX 240
GALLIPOLIS, Ohio 45631
(Address of principal executive offices, including zip code)

(740) 446-2631
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	OVBC	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 2 – Financial Information

Item 2.02. Results of Operations and Financial Condition

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended March 31, 2025, of $4,406,000, an increase of $1,613,000, or 57.8%, from the same period the prior year. Earnings per share for the first quarter of 2025 were $.94, compared to $.58 for the first quarter of 2024. Return on average assets and return on average equity were 1.20% and 11.82%, respectively, for the first quarter of 2025, versus .83% and 7.77%, respectively, for the same period the prior year.

Ohio Valley Banc Corp. President and CEO, Larry Miller stated, “Our strong start in 2025 was driven by strategic decisions executed by our management team that resulted in strong earning asset growth, an improving net interest margin and a laser focus on controlling overhead expenses. It is satisfying to see the improvement in shareholder value resulting from those decisions.”

For the first quarter of 2025, net interest income increased $1,950,000 from the first quarter of 2024. The increase was related to the increase in both average earning assets and the net interest margin. For the first quarter of 2025, average earning assets increased $136 million from the same period last year, led by the $96 million growth in average securities and $68 million growth in average loans. The growth in average securities was related to the Company participating in a program offered by the Ohio Treasurer called Ohio Homebuyer Plus starting in the third quarter of 2024. As a participant in the program, the Company developed the Sweet Home Ohio deposit account to offer participants an above-market interest rate along with a deposit bonus to assist customers in achieving their home savings goals. For each Sweet Home Ohio account that was opened, the Company received a deposit from the Ohio Treasurer at a subsidized interest rate. At March 31, 2025, the balance of Sweet Home Ohio accounts totaled $7.7 million and the amount deposited by the Treasurer totaled $82 million. Since the Treasurer deposits are classified as public funds, which are required to be collateralized, the Company invested the funds in securities to be pledged as collateral to the Treasurer. The investment of these funds was the primary contributor to the increase in securities from the first quarter of 2024. The growth in average loans was related to the commercial and residential real estate lending segments. The growth in these segments was partially offset by a decrease in consumer loans, as this segment was deemphasized by the Company starting in 2024 to focus on more profitable portfolio segments. For the same period, the average balance of cash maintained at the Federal Reserve decreased $28 million to assist with funding loan growth and to generate a higher rate of return. As far as other funding sources, most of the growth occurred in NOW, money market, checking and savings accounts, which increased $127 million from the first quarter of 2024. A large portion of this growth was related to the Ohio Treasurer’s matching funds received for the Ohio Homebuyer Plus program. Based on the growth in these lower-cost deposits, the average growth in higher-cost certificates of deposit was limited to $8 million for the first quarter of 2025 versus the same period last year.

For the first quarter of 2025, the net interest margin was 3.85%, an increase from 3.61% for the first quarter of 2024. The increase in the net interest margin was related to the yield on earning assets increasing, while the cost of funding sources decreased. The yield on earning assets improved in relation to the growth in higher yielding securities and loans, while the cost of funding sources decreased as the composition of funding sources shifted to lower cost deposit sources, such as, NOW, money market, checking and savings accounts.

For the three months ended March 31, 2025, the provision for credit loss expense was $416,000, a decrease of $335,000 from the first quarter of 2024. The provision for credit loss expense for the first quarter of 2025 was primarily related to quarterly net charge-offs of $425,000 and additional reserves for certain qualitative risk factors, which was partially offset by lower general reserves associated with the $19 million decrease in total loans since December 31, 2024. The decrease in total loans was primarily related to a $31 million decrease in a warehouse line of credit extended to another mortgage lender. The ratio of nonperforming loans to total loans was .48% at March 31, 2025, compared to .46% at December 31, 2024 and .37% at March 31, 2024. The allowance for credit losses was .97% of total loans at March 31, 2025, compared to .95% at December 31, 2024 and .93% at March 31, 2024.

Noninterest income totaled $3,646,000 for the first quarter of 2025, a nominal decrease of $50,000 from the same period last year. Noninterest expense totaled $10,818,000 for the first quarter of 2025, an increase of $77,000 from the same period last year. The Company’s largest noninterest expense, salaries and employee benefits, decreased $155,000, or 2.5%, from the first quarter of 2024. The decrease was primarily related to the savings realized from the voluntary early retirement program implemented in 2024, which was partially offset by annual merit increases. For the three months ended March 31, 2025, data processing expense increased $118,000 from the same period last year. The increase was primarily related to debit and credit card processing due to higher transaction volume and conversion costs for the Company’s new rewards platform. Also contributing to higher noninterest expense for the first quarter of 2025 was a $54,000 increase in marketing expense and a $52,000 increase in occupancy expense, as compared to the same period last year.

The Company’s total assets at March 31, 2025 were $1.513 billion, an increase of $10 million from December 31, 2024. The increase in assets was primarily the result of a $35 million increase in balances maintained at the Federal Reserve, as total loans decreased $19 million and total securities decreased $9 million. As previously mentioned, the decrease in loans was related to a $31 million decrease in a warehouse line of credit extended to another mortgage lender. The paydown was a result of lower mortgage volume due to higher mortgage rates and the increase in the lead bank’s internal capacity in relation to a capital infusion. The balance of this line of credit is expected to increase in future periods if mortgage volume increases and the funding needs of the lead bank changes. Absent this decrease, management was pleased with the $12 million in first quarter organic loan growth in the targeted areas of commercial real estate and residential real estate. The decrease in securities was related to the lower need for securities to pledge to the Ohio Treasurer due to a $15 million balance decrease. At March 31, 2025, total deposits increased $9 million from year end 2024, which occurred primarily within time deposits. Total shareholders’ equity increased $5.4 million from year end 2024. This was primarily from year-to-date net income of $4.4 million and an increase in accumulated other comprehensive income of $2.0 million, partially offset by cash dividends paid of $1.0 million.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC. The holding company owns The Ohio Valley Bank Company with 17 offices in Ohio and West Virginia, and Loan Central, Inc. with six consumer finance offices in Ohio. Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Caution Regarding Forward-Looking Information

Certain statements contained in this earnings release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes, tariffs and government spending and the continuing economic uncertainty in various parts of the world; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; (vii) regulatory changes; and (viii) other factors that may be described in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission from time to time. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended
	March 31,
	2025	2024
PER SHARE DATA
Earnings per share	$0.94	$0.58
Dividends per share	$0.22	$0.22
Book value per share	$33.05	$30.41
Dividend payout ratio (a)	23.52%	37.60%
Weighted average shares outstanding	4,711,001	4,785,773

DIVIDEND REINVESTMENT (in 000's)
Dividends reinvested under
employee stock ownership plan (b)	$195	$202
Dividends reinvested under
dividend reinvestment plan (c)	$382	$391

PERFORMANCE RATIOS
Return on average equity	11.82%	7.77%
Return on average assets	1.20%	0.83%
Net interest margin (d)	3.85%	3.61%
Efficiency ratio (e)	63.95%	71.47%
Average earning assets (in 000's)	$1,397,458	$1,261,217

(a) Total dividends paid as a percentage of net income.
(b) Shares may be purchased from OVBC and on secondary market.
(c) Shares may be purchased from OVBC and on secondary market.
(d) Fully tax-equivalent net interest income as a percentage of average earning assets.
(e) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)
	Three months ended
(in $000's)	March 31,
	2025	2024
Interest income:
Interest and fees on loans	$16,695	$15,250
Interest and dividends on securities	2,279	1,017
Interest on interest-bearing deposits with banks	826	1,417
Total interest income	19,800	17,684
Interest expense:
Deposits	6,133	5,899
Borrowings	527	595
Total interest expense	6,660	6,494
Net interest income	13,140	11,190
Provision for credit losses	416	751
Noninterest income:
Service charges on deposit accounts	720	725
Trust fees	103	104
Income from bank owned life insurance and
annuity assets	240	225
Mortgage banking income	37	39
Electronic refund check/deposit fees	540	540
Debit / credit card interchange income	1,149	1,145
Tax preparation fees	596	607
Other	261	311
Total noninterest income	3,646	3,696
Noninterest expense:
Salaries and employee benefits	6,012	6,167
Occupancy	521	469
Furniture and equipment	350	334
Professional fees	500	486
Marketing expense	279	225
FDIC insurance	183	148
Data processing	925	807
Software	541	621
Other	1,507	1,484
Total noninterest expense	10,818	10,741
Income before income taxes	5,552	3,394
Income taxes	1,146	601
NET INCOME	$4,406	$2,793

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	March 31,	December 31,
	2025	2024
ASSETS
Cash and noninterest-bearing deposits with banks	$18,571	$15,704
Interest-bearing deposits with banks	102,037	67,403
Total cash and cash equivalents	120,608	83,107
Securities available for sale	259,260	268,120
Securities held to maturity, net of allowance for credit losses of $1 in 2025 and 2024	6,531	7,049
Restricted investments in bank stocks	5,007	5,007
Total loans	1,043,296	1,061,825
Less: Allowance for credit losses	(10,139)	(10,088)
Net loans	1,033,157	1,051,737
Premises and equipment, net	21,155	21,229
Premises and equipment held for sale, net	502	507
Accrued interest receivable	4,792	4,805
Goodwill	7,319	7,319
Bank owned life insurance and annuity assets	42,231	42,048
Operating lease right-of-use asset, net	980	1,024
Deferred tax assets	6,647	7,218
Other assets	4,916	4,242
Total assets	$1,513,105	$1,503,412

LIABILITIES
Noninterest-bearing deposits	$320,864	$322,383
Interest-bearing deposits	963,305	952,795
Total deposits	1,284,169	1,275,178
Other borrowed funds	38,440	39,740
Subordinated debentures	8,500	8,500
Operating lease liability	980	1,024
Allowance for credit losses on off-balance sheet commitments	522	582
Other liabilities	24,779	28,060
Total liabilities	1,357,390	1,353,084

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
5,490,995 shares issued)	5,491	5,491
Additional paid-in capital	52,321	52,321
Retained earnings	125,062	121,693
Accumulated other comprehensive income (loss)	(8,466)	(10,484)
Treasury stock, at cost (779,994 shares)	(18,693)	(18,693)
Total shareholders' equity	155,715	150,328
Total liabilities and shareholders' equity	$1,513,105	$1,503,412

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OHIO VALLEY BANC CORP.
Date:	April 25, 2025	By:	/s/Larry E. Miller, II
Larry E. Miller, II President and Chief Executive Officer